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As filed with the Securities and Exchange Commission on November 20, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1597886 (I.R.S. Employer Identification Number)

9800 59th Avenue North
Minneapolis, Minnesota 55442
(763) 551-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Kimball
Senior Vice President, Select Comfort Corporation
9800 59th Avenue North
Minneapolis, Minnesota 55442
(763) 551-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:
Thomas R. Marek, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7309

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Common Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Common Stock, $0.01 par value	4,500,000(3)	$5.08 per Common Share	$22,860,000	$1,276

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of based on the average of the high and low prices of the Registrant's common shares reported on the NASDAQ Global Select Market on November 16, 2009.

(3)
Includes 2,000,000 shares of common stock that may be issued upon the exercise of warrants held by the selling shareholder.

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling shareholder named in this prospectus may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2009

PRELIMINARY PROSPECTUS

4,500,000 Shares of Common Stock

9800 59th Avenue North
Minneapolis, Minnesota 55442
(763) 551-7000

        This prospectus relates to the resale from time to time of up to 4,500,000 shares of our common stock by the selling shareholder named in this prospectus. Of the 4,500,000 shares, 2,500,000 were issued pursuant to a private placement that closed on November 13, 2009, and an additional aggregate 2,000,000 shares are issuable upon the exercise of warrants issued in the private placement, which are immediately exercisable and expire on November 13, 2014. The sale of the common stock and warrants to the selling shareholder is more fully described on pages 15 to 16 of this prospectus under the heading "Selling Shareholder." We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling shareholder but we will incur expenses in connection with the offering.

        The selling shareholder may sell the common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under "Plan of Distribution." The selling shareholder may sell the shares in negotiated transactions or otherwise, at the prevailing market price for the shares or at negotiated prices. We will not be paying any underwriting discounts or commissions in this offering.

        Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol "SCSS." On November 19, 2009, the closing sale price for our common stock was $5.52 per share.

        Investing in our common stock involves a high degree of risk. You are urged to read the section entitled "Risk Factors" beginning on page 4 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2009.

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have not, and the selling shareholder has not, authorized anyone to provide you with different information. Neither we nor the selling shareholder are making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in or incorporated by reference into this prospectus, including our consolidated financial statements and related notes, and the risk factors beginning on page 4 before deciding whether to purchase shares of our common stock.

Our Company

        Select Comfort Corporation was founded as a Minnesota-based corporation in 1987 by an entrepreneur who developed and manufactured adjustable firmness mattresses after considering other alternatives such as innerspring and water mattresses. Select Comfort has evolved from a specialty, niche direct marketer, to a nationwide multi-channel business with fiscal 2008 net sales of $609 million.

        Our principal business is to develop, manufacture, market, and distribute premium quality, adjustable-firmness beds and other sleep-related accessory products. The air-chamber technology of our proprietary Sleep Number bed allows adjustable firmness on each side of the mattress and provides a sleep surface that is clinically proven to provide better sleep quality and greater relief of back pain compared to traditional mattress products. In addition, we market and sell accessories and other sleep-related products which focus on providing personalized comfort to complement the Sleep Number bed and provide a better night's sleep to the consumer. We have a mission-driven culture focused on serving the needs of our customers. Our mission is to improve people's lives through better sleep. Our goal is to educate our consumers on the importance of a better night's sleep and the unique benefits of our products.

        In 1998, Select Comfort became a publicly traded company and is listed on The NASDAQ Stock Market LLC (NASDAQ Global Select Market) under the symbol "SCSS." Select Comfort's executive offices are located at 9800 59th Avenue North, Minneapolis, Minnesota 55442, and the phone number of the executive offices is (763) 551-7000. When used herein, the terms "Select Comfort," "Company," "we," "us," and "our" refer to Select Comfort Corporation, including consolidated subsidiaries.

Securities Purchase Agreement

        On October 2, 2009, we entered into a securities purchase agreement (the "Securities Purchase Agreement") with Sterling SC Investor, LLC, a Delaware limited liability company ("Sterling"). The signing of the Securities Purchase Agreement, together with certain other agreements between us and Sterling, was previously disclosed in Item 1.01 of our Current Report on Form 8-K filed with the SEC on October 5, 2009. Copies of the Securities Purchase Agreement and the registration rights agreement entered into with Sterling in connection with the Securities Purchase Agreement (the "Registration Rights Agreement") are attached as exhibits to that previously filed Form 8-K.

        On November 13, 2009, pursuant to the Securities Purchase Agreement we closed on the sale to the selling shareholder of the 2,500,000 shares of common stock and warrants to purchase an additional aggregate 2,000,000 shares of common stock and received aggregate gross proceeds of approximately $10.0 million before deduction of transaction expenses. The closing of this transaction was disclosed in our Current Report on Form 8-K filed with the SEC on November 16, 2009. This prospectus only covers offers and sales of shares of common stock by Sterling, the only selling shareholder under this prospectus.

        The shares of common stock and warrants issued to Sterling were offered and sold without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, and the shares of common stock issuable upon exercise of the warrants will be issued pursuant to the same exemptions or, in the case of a cashless exercise, pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. In the Securities Purchase Agreement, Sterling represented to us that it qualified as an "accredited investor," as defined under Rule 501(a) of Regulation D. The shares were issued as restricted securities and the certificates representing the shares were endorsed with legends confirming that the shares had been issued without registration under the Securities Act and cannot be sold or otherwise transferred without registration under the Securities Act or an exemption from such registration requirements.

        This registration statement is being filed pursuant to the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, this registration statement is registering for resale the common shares issued, and the common shares issuable upon exercise of the warrants issued, to Sterling, in an offering to be made on a continuous basis pursuant to Rule 415 promulgated by the SEC pursuant to the Securities Act. We agreed to use our commercially reasonable efforts to have this registration statement declared effective as soon as practicable after the filing date of the registration statement, but in any event no later than January 27, 2009, the 75th day after the closing date of our transaction with the selling shareholder. We have agreed to keep this registration statement continuously effective pursuant to Rule 415 (subject to certain permitted suspension and black out periods) until the earliest of the first date on which the selling shareholder no longer owns any registrable securities, the first date the selling shareholder may sell all of such securities pursuant to Rule 144 under the Securities Act without limitation on volume or manner of sale, 180 days after the closing date or the date on which we terminate the registration of our common stock under Section 12 of the Securities Act, subject to extension upon the occurrence of certain events described in the Registration Rights Agreement.

        Until the earlier of May 13, 2009, six months after the closing date under the Securities Purchase Agreement, or the date we close a qualified transaction (which includes a sale of at least five percent of any class of the Company's outstanding capital stock), the selling shareholder agreed that it will not, in any one trading day, sell registrable securities that represent more than ten percent of our average daily trading volume, except in a block trade of 5,000 or more shares of our common stock that is approved by us, which approval we may not unreasonably withhold.

Shelf Registration Statement

        On October 13, 2009, we filed a shelf registration statement with the SEC, which became effective on November 16, 2009. We have the ability to issue common stock, preferred stock, warrants to purchase common stock, subscription rights, or any combination of such securities up to $50 million pursuant to that registration statement. We can issue these securities at our discretion in one or more separate transactions with size, price and terms to be determined at the time of issuance. Under the terms of the Registration Rights Agreement, we have the right to suspend dispositions of stock by Sterling for up to 30 days if we notify the selling shareholder that we are planning to enter into an agreement in connection with a "qualified financing transaction" (as contemplated by the Registration Rights Agreement), which may be executed pursuant to the shelf registration statement.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth below and under similar sections in the documents we incorporate by reference into this prospectus before making an investment decision. The risks and uncertainties described in this prospectus and the documents we incorporate by reference into this prospectus are not the only ones facing us. Additional risks and uncertainties, including any not presently known to us or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in this prospectus, the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating to Our Business

Risks Related to Select Comfort's Business and Industry

Liquidity and Capital Resources and Our Ability to Continue as a Going Concern.

        We may not have adequate liquidity and capital resources to fund our operating needs and continue as a going concern. We are seeking to raise additional capital through the issuance of equity securities, which may be dilutive to our existing shareholders. If we are unable to obtain additional capital, we may not be able to fund our operating needs, and we may not be able to continue as a going concern. We also face a risk of default under our Credit Agreement. Our uncertain financial position may also disrupt relationships with our suppliers and adversely impact our sales.

        Since December 2008 we have been operating under a series of short-term amendments of our credit facility pursuant to which the Lenders waived compliance with certain financial and other covenants. In the absence of these waivers, we would not have been in compliance with certain covenants under the credit facility. On November 13, 2009, we entered into an Amended and Restated Credit Agreement (the "Credit Agreement") which extends the term of our credit facility through June of 2011, subject to compliance with applicable covenants under the Credit Agreement. The Credit Agreement provides an initial aggregate commitment of $55 million, declining over time to $20 million as of December 31, 2010. Also on November 13, 2009, we consummated the sale to Sterling of 2,500,000 shares of common stock at $4.00 per share and warrants to purchase an additional aggregate 2,000,000 shares of common stock at $0.01 per share for aggregate gross proceeds to the company of $10 million. The Credit Agreement requires us to issue common stock or other equity securities yielding gross proceeds of $25 million and net proceeds of $22 million, which amounts include the $10 million received by us from Sterling under the Securities Purchase Agreement, by March 31, 2010.

        We are seeking to raise additional capital through the issuance of equity securities to provide adequate liquidity to fund our operations and to avoid default under the Credit Agreement. The issuance of any additional equity securities may be dilutive to existing shareholders and we may not be successful in obtaining additional capital, which may result in a default under the Credit Agreement. A default under the Credit Agreement would enable the Lenders to seek immediate payment in full of any amounts outstanding under the Credit Agreement and to exercise various remedies as secured creditors, which may severely or completely constrain our ability to continue to operate our business as a going concern and may require us to seek protection from creditors through bankruptcy proceedings.

        Our independent public accounting firm has issued an opinion on our fiscal 2008 consolidated financial statements stating that the consolidated financial statements have been prepared assuming we will continue as a going concern. The opinion further states that our losses from operations and inability to generate sufficient cash flow to meet obligations and sustain operations raise substantial doubt about our ability to continue as a going concern. This opinion, as well as our uncertain financial position, may disrupt relationships with our suppliers, which may prevent us from obtaining necessary components, supplies or services on acceptable terms or at all, and may adversely impact consumer confidence in our ability to honor our warranty obligations, which may adversely impact our sales, profitability and financial condition.

Uncertainty of Future Growth and Profitability.    Our future growth and profitability will depend on a number of factors.

        After more than five consecutive years of growth in both sales and profitability through fiscal 2006, our sales and profitability declined in 2008 and 2007 versus the prior years. Through a wide range of cost reductions implemented over the last 12 months and stabilizing sales trends in the second and third quarters of fiscal 2009, we have recorded $243,000 of net earnings over the first nine months of fiscal 2009. However, we may not be able to regain growth in sales or achieve sustained improvement in profitability on a quarterly or annual basis in future periods. Our future growth and profitability will be impacted by or dependent upon a number of factors, including but not limited to:

  •
  Liquidity and Capital Resources—our ability to obtain and maintain adequate liquidity and capital resources to fund our operating and capital needs, including our ability to remain in compliance with the financial covenants and other requirements under our Credit Agreement;

  •
  General Economic Conditions and Consumer Confidence—adverse trends in general economic conditions, including in particular adverse trends in the housing market, retail shopping patterns, consumer confidence and credit markets, the uncertainty of the depth and duration of the current economic recession and the uncertainty of the timing and strength of any economic recovery;

  •
  Marketing Effectiveness and Efficiency—the effectiveness of our marketing messages and the efficiency of our advertising expenditures and other marketing programs in building product and brand awareness, driving traffic to our points of sale and increasing sales;

  •
  Consumer Acceptance—the level of consumer acceptance of our products, new product offerings and brand image;

  •
  Consumer Credit—the availability of consumer credit and our ability to provide cost-effective consumer credit options, particularly in light of the current challenges in the consumer credit market and pending changes in federal regulations that will limit the types of promotional offerings related to consumer credit that may be offered to consumers; in the event that one or both of our providers of consumer credit determine to impose more stringent credit requirements or terms, our sales could be adversely impacted;

  •
  Execution of Our Retail Distribution Strategy—our ability to execute our retail store distribution strategy in the current economic environment, including increasing sales and profitability through our existing stores and cost-effectively closing under-performing store locations;

  •
  Sources of Materials and Services—our ability to secure adequate sources of necessary materials and services at reasonable cost, especially considering our uncertain financial position, our single sources of supply for some components and services, our just-in-time manufacturing processes, potential shortages of commodities, and the macroeconomic environment, which may place financial pressures on our suppliers;

  •
  Inflationary Pressures—rising fuel and commodity costs, as well as fluctuating currency rates and increasing industry regulatory requirements, which may increase our cost of goods and may adversely impact our profitability or our ability to maintain sales volumes to the extent that we choose to increase prices;

  •
  Competition—the level of competition in the mattress industry and our ability to successfully identify and respond to emerging and competitive trends in the mattress industry;

  •
  Need for Continuous Product Improvement—our ability to continuously improve our products to offer new and enhanced consumer benefits, better quality and reduced costs;

  •
  Management Information Systems—the adequacy of our current management information systems, and our ability to maintain and enhance our management information systems, to meet the evolving requirements of our business and regulatory standards, including evolving payment card industry and federal and state regulatory standards applicable to data privacy and security;

  •
  Impact of Federal Flammability Standards—new federal flammability standards for mattress products effective since mid-2007, which have added compliance and product costs to our business and have added risks of non-compliance, which could disrupt our business;

  •
  Impact of Federal Safety Standards—new federal safety standards for children's products, including some mattress products, effective in February 2009, which may add compliance and product costs to our business and have added risks of non-compliance, which could disrupt our business;

  •
  Sales Returns and Warranty Costs—the impact of the costs of sales returns and warranty obligations and our ability to maintain such costs at reasonable levels consistent with historical patterns or to reduce such costs;

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  Risks of Litigation—the impact of the potential outcome of pending and potentially unforeseen litigation;

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  Retention of Senior Leadership and other Key Employees—our ability to retain senior leadership and other key employees, including qualified retail store management and sales professionals; and

  •
  Global Events—global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events.

        We may not be successful in executing our growth strategy or in regaining growth in sales or improvement in profitability. Failure to successfully execute any material part of our strategic plan or growth strategy could harm our sales, profitability and financial condition.

Dependence on General Economic Conditions and Consumer Spending.    We are highly dependent on discretionary consumer spending. Adverse trends in general economic conditions, including in particular the housing market, retail shopping patterns, consumer confidence, credit markets and employment levels, may continue to adversely affect our sales, profitability and financial condition.

        The success of our business models depends to a significant extent upon discretionary consumer spending, which is subject to a number of factors, including without limitation general economic conditions, consumer confidence, the housing market, employment levels, business conditions, interest rates, availability of credit, inflation and taxation. Adverse trends in any of these economic indicators may adversely affect our sales, profitability and financial condition. Also, because a high percentage of our net sales are made on credit, any adverse impact on the availability of consumer credit or any increase in interest rates may adversely affect our sales, profitability and financial condition. We are also dependent upon the continued popularity of malls as shopping destinations and the ability of mall anchor tenants and other attractions to generate customer traffic for our retail stores. Any decrease in mall traffic could adversely affect our sales, profitability and financial condition.

Effectiveness and Efficiency of Marketing and Advertising.    Our future growth and profitability will depend in large part upon the effectiveness of our marketing messages and the efficiency of our advertising expenditures and other marketing programs in generating consumer awareness and sales of our products.

        We are highly dependent on the effectiveness of our marketing messages and the efficiency of our advertising expenditures (which were approximately $92 million in 2008, $110 million in 2007, $105 million in 2006, $89 million in 2005, and $79 million in 2004) in generating consumer awareness and sales of our products. In recent periods, including in particular 2007 and 2008, our marketing messages have not been as effective as in prior periods. If our marketing messages are ineffective or our advertising expenditures and other marketing programs are inefficient in creating awareness of our products and brand name, driving consumer traffic to our points of distribution and motivating consumers to purchase our products, our sales, profitability and financial condition may be adversely impacted.

        Our integrated marketing program depends in part on national radio personalities and spokespersons and other nationally known personalities. The loss of these endorsements, or any reduction in the effectiveness of these endorsements, or our inability to obtain additional effective endorsements, could adversely affect our sales, profitability and financial condition.

Dependence on Internet Marketing Programs.    Our future growth and profitability will depend in part upon the effectiveness and efficiency of our internet-based advertising programs and upon the prominence of our Web site URLs on internet search engine results.

        We believe that consumers are increasingly using the internet as a part of their shopping experience, both to conduct pre-purchase research, particularly with respect to high-end consumer durables, as well as to purchase products. Consumers will typically use one of a small number of internet search engines to research products. These search engines may provide both natural search results and purchased listings for particular key words. In some cases, it may be difficult or impossible to determine how these search engines work, particularly in the area of natural search, and therefore how to optimize placement on those search engines for our Web site URLs and other positive sites for consumers who may be searching for our products or for mattress products or retailers generally. Some of these search engines may permit competitors to bid on our trademarks to obtain high placement in search results when consumers use our trademarks to seek information regarding our products, which may cause confusion among consumers and adversely impact our sales. Some of our competitors may use our trademarks and/or publish false or misleading information on the internet regarding our products or their own products, which may also cause confusion among consumers and adversely impact our sales. In addition, consumers or others may post negative information regarding our products or our company on internet sites or blogs, which could adversely impact our sales.

        As a result, our future growth and profitability will depend in part upon the effectiveness and efficiency of our on-line advertising and search optimization programs in generating consumer awareness and sales of our products, and upon our ability to prevent competitors from misusing or infringing our trademarks or publishing false or misleading information regarding our products or their own products. If we are not successful in these efforts, our business, reputation, sales, profitability and financial condition may be adversely impacted.

        In addition, if our Web site becomes unavailable for a significant period of time due to failure of our information technology systems or the Internet, our sales, profitability and financial condition could be adversely affected.

Uncertainty of Consumer Acceptance.    Our products represent a significant departure from traditional innerspring mattresses and the failure of our products to achieve market acceptance would harm our sales, profitability and financial condition.

        We estimate that innerspring mattress sales represent approximately 75% or more of all mattress sales. Our air chamber technology represents a significant departure from traditional innerspring mattresses. Because no established market for adjustable firmness mattress products existed prior to the introduction of our products in 1988, we faced the challenge of establishing the viability of this market, as well as gaining widespread acceptance of our products. The market for adjustable firmness mattresses is now evolving and our future success will depend upon both the continued growth of this market and increased consumer acceptance of our products. The failure of our products to achieve greater consumer acceptance for any reason would harm our sales, profitability and financial condition.

Dependence on Availability of Consumer Credit.    More than one-third of our net sales are financed under a consumer credit program provided by a third party. The termination of this consumer credit program, any material change to the terms of this consumer credit program or in the availability or terms of credit offered to our customers under this consumer credit program, or any delay in securing replacement credit sources, could harm our sales, profitability and financial condition.

        In December 2005 we entered into an amended and restated agreement under which GE Money Bank offers our qualified customers a revolving credit arrangement to finance purchases from us. This agreement extends through February 15, 2011, subject to earlier termination upon certain events and subject to automatic extensions.

        Under this agreement, GE Money Bank sets the minimum acceptable credit ratings, the interest rates, fees and all other terms and conditions of the customer accounts, including collection policies and procedures, and is the owner of the accounts. Any increase by GE Money Bank in the minimum customer credit ratings necessary to qualify for credit could adversely impact our sales by decreasing the number of customers who can finance purchases. We are liable to GE Money Bank for charge-backs arising out of (i) breach of our warranties relating to the underlying sale transaction, (ii) defective products or (iii) our failure to comply with applicable operating procedures under the facility. We are not liable to GE Money Bank for losses arising out of our customers' credit defaults.

        Our agreement with GE Money Bank contains certain financial covenants, including a maximum leverage ratio and a minimum interest coverage ratio. As our recent results placed us outside of these financial covenants, we were required under the terms of the agreement to provide GE Money Bank with a $2.7 million letter of credit as collateral security.

        Approximately 37% of our net sales during 2008 were financed by GE Money Bank. Consumers that do not qualify for credit under our agreement with GE Money Bank may apply for credit under a secondary program maintained by the company through another provider.

        We work with GE Money Bank to structure promotional offerings related to consumer credit terms for our customers. Pending changes in federal regulations will limit the types of promotional offerings related to consumer credit that may be offered to consumers, which may adversely impact the attractiveness of our promotional offerings and may harm our sales, profitability and financial condition.

        Termination of our agreement with GE Money Bank or with our secondary provider, any material change to the terms of our agreement with either of these providers, or in the availability or terms of credit for our customers from these providers, or any delay in securing replacement credit sources, could harm our sales, profitability and financial condition.

Risks of Retail Store Distribution Strategy.    Our future growth and profitability will depend in large part upon our ability to execute our retail store distribution strategy, including increasing sales and profitability through our existing company-controlled stores, which carry significant fixed costs, and cost-effectively closing under-performing stores. If we are unable to regain growth in sales through our company-controlled stores, we may be required to incur significant costs to close underperforming stores, which could harm our profitability and financial condition.

        Our company-controlled retail store distribution channel is our largest distribution channel and represents our largest opportunity for growth in sales and improvement in profitability. After several years of consistent growth in comparable store sales results through fiscal 2006, in 2007 we experienced a decline of 11% in our comparable stores sales versus 2006, and in 2008 we experienced a further decline of 25% in our comparable store sales versus 2007. After achieving profitability in the third quarter of 2008, our comparable store sales results declined by 29% in the fourth quarter of 2008 in comparison to fourth quarter of 2007 and we continued to see declines in comparable stores sales in the first five months of fiscal 2009. Due in part to the closure of underperforming stores in recent months, we have achieved growth in our comparable store sales versus the prior year in June of 2009 and in the third quarter of fiscal 2009. Our comparable-store sales and other operating results may fluctuate or decline significantly in the future. Many factors affect our comparable-store sales and other operating results and may contribute to fluctuations or declines in these results in the future, including but not limited to:

  •
  The effectiveness of our marketing messages and the efficiency of our advertising expenditures;

  •
  Consumer acceptance of our existing products, new product offerings and brand image;

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  Consumer shopping trends, including mall traffic and internet shopping trends, and the increasing availability of retail shopping venues other than traditional retail malls;

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  Our ability to successfully hire, train, motivate, and retain store-level sales professionals and managers;

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  The level and effectiveness of competitive activity;

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  The availability of cost-effective consumer credit options through our third-party providers;

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  General economic conditions, including in particular the housing market, retail trends and consumer confidence; and

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  Global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events.

        Future fluctuations or decreases in our comparable-store sales or other operating results could harm our sales, profitability and financial condition. We may also be required to incur significant costs to close underperforming stores if we are unable to regain growth in sales in under-performing stores. In addition, failure to regain growth in comparable-store sales or other operating results may disappoint securities analysts or investors and result in a decline in our stock price.

Dependence on Key Suppliers.    We rely upon several key suppliers that are, in some instances, the only source of supply currently used by the company for particular materials or components. The failure of one or more of these suppliers or our other key suppliers to supply materials or components for our products on a timely basis, or a material change in the purchase terms for the materials or components, could harm our sales, profitability and financial condition.

        We currently obtain all of the materials and components used to produce our beds from outside sources. In several cases, including our proprietary air chambers, our proprietary blow-molded foundations, our adjustable foundations, various components for our Firmness Control Systems, as well as fabrics and zippers, we have chosen to obtain these materials and components from suppliers who serve as the only source of supply used by the company at this time. While we believe that these materials and components, or suitable replacements, could be obtained from other sources of supply, in the event that any of the company's current suppliers became unable to supply the relevant materials or components for any reason, and alternatives were not readily available from other sources of supply, our sales, profitability and financial condition could be harmed. If our relationship with either the supplier of our air chambers or the supplier of our blow-molded foundations is terminated, we could have difficulty in replacing these sources since there are relatively few other suppliers capable of manufacturing these components.

        We purchase some of our materials and components through purchase orders and do not have long-term purchase agreements with, or other contractual assurances of continued supply, pricing or access from, our suppliers, except for the suppliers of our air chambers, blow-molded foundations, foam, circuit boards and various components used for our covers, including fiber, fabrics, thread and tick. If prices for our key materials or components increase and we are unable to achieve offsetting savings through value engineering or increased productivity or we are unable to increase prices to our customers, our profitability and financial condition may be harmed. The loss of one or more of our key suppliers, the failure of one or more of our key suppliers to supply materials or components on a timely basis, or a material change in the purchase terms for our components could harm our sales, profitability and financial condition.

        Our uncertain financial position may also disrupt relationships with our suppliers, which may prevent us from obtaining necessary components, supplies or services on acceptable terms or at all.

Inflationary Pressures.    Increases in commodity prices, component costs and/or delivery costs could harm our sales, profitability and financial condition.

        Our business has been subject to significant increases or volatility in the prices of certain commodities, including but not limited to fuel, oil, natural gas, rubber, cotton, plastic resin, steel and chemical ingredients used to produce foam. Increases in prices of these commodities may result in significant cost increases for our raw materials and product components, as well as increases in the cost of delivering our products to our customers. To the extent we are unable to offset any such increased costs through value engineering and similar initiatives underway, or through price increases, our profitability and financial condition may be adversely impacted. If we choose to increase prices to offset the increased costs, our unit sales volumes could be adversely impacted.

Risks of Just-In-Time Manufacturing Processes.    We utilize "just-in-time" manufacturing processes with minimal levels of raw materials, work in process and finished goods inventories, which could leave us vulnerable to shortages of supply of key components. Any such shortage could result in our inability to satisfy consumer demand for our products in a timely manner and lost sales, which could harm our profitability and financial condition.

        We generally assemble our products after we receive orders from customers utilizing "just-in-time" manufacturing processes. Lead times for ordered components may vary significantly and depend upon a variety of factors, such as the location of the supplier, the complexity in manufacturing the component and general demand for the component. Some of our components, including our air chambers, have relatively longer lead times. We generally maintain minimal levels of raw materials, work in process and finished goods inventories, except for our air chambers, of which we generally carry approximately six weeks of inventory. As a result, an unexpected shortage of supply of key components used to manufacture our products, or an unexpected and significant increase in the demand for our products, could lead to inadequate inventory and delays in shipping our beds to customers. Any such delays could result in lost sales, which could harm our profitability and financial condition.

Risks of Foreign Sourcing of Materials.    The foreign manufacturing of our air chambers and some of our other components involves risks that could increase our costs, lead to inadequate inventory levels or delays in shipping beds to our customers, which could harm our sales, profitability and financial condition.

        Since our air chambers and some of our other components are manufactured outside the United States, our operations could be harmed by the risks associated with foreign sourcing of materials, including but not limited to:

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  Political instability resulting in disruption of trade;

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  Existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods that may be imported into the United States or increase the cost of such goods;

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  Disruptions in transportation that could be caused by a variety of factors including acts of terrorism, shipping delays, foreign or domestic dock strikes, customs inspections or other factors;

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  Any significant fluctuation in the value of the U.S. dollar against foreign currencies; and

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  Economic uncertainties, including inflation.

        These factors could increase our costs of doing business with foreign suppliers, lead to inadequate inventory levels or delays in shipping beds to our customers, which could harm our sales, profitability and financial condition. If any of these or other factors were to render the conduct of any of our foreign suppliers' businesses more difficult or impractical, we may have difficulty sourcing key components of our products, which could adversely affect our sales, profitability and financial condition.

Dependence on UPS and Other Carriers.    We depend upon UPS and other carriers to deliver some of our products to customers on a timely and cost-effective basis. Any significant delay in deliveries to our customers could lead to increased returns and cause us to lose sales. Any increase in freight charges could increase our costs of doing business and harm our sales, profitability and financial condition.

        Historically, we have relied to a significant extent on UPS for delivery of our products to customers. For a significant portion of the third quarter of 1997, UPS was unable to deliver our products within acceptable time periods due to a labor strike, causing delays in deliveries to customers and requiring us to use alternative carriers. UPS may not be able to avert labor difficulties in the future or may otherwise experience difficulties in meeting our requirements in the future. From 2000 to 2003, we demonstrated an ability to shift a portion of our product delivery business to FedEx, as necessary. In addition, we either provide directly, or contract with a third party to provide, in-home delivery, assembly and mattress removal services, and in 2003 expanded the availability of this service to all of our retail stores across the country. Despite these alternative carriers, if UPS were to experience difficulties in meeting our requirements, we may not be able to deliver products to all of our customers on a timely or cost-effective basis through any alternative carriers. Any significant delay in deliveries to our customers could lead to increased returns and cause us to lose sales. Any increase in freight charges could increase our costs of doing business and harm our sales, profitability and financial condition.

Risk of Damage to our Manufacturing Facilities.    Damage to either of our manufacturing facilities could increase our costs of doing business or lead to delays in shipping our beds, which could result in increased returns and adversely affect future sales.

        We have two manufacturing plants, which are located in Irmo, South Carolina and in Salt Lake City, Utah. Unlike other mattress manufacturers, we generally manufacture beds to fulfill orders rather than stocking finished goods inventory. Therefore, the destruction or shutting down of either of our manufacturing facilities for a significant period of time as a result of fire, explosion, act of war or terrorism, flood, hurricane, tornado, earthquake, lightning or other natural disaster could increase our costs of doing business and lead to delays in shipping our beds to customers. Such delays could result in increased returns and adversely affect future sales, which could harm our profitability and financial condition. Due to our make-to-order business model, these adverse consequences to our business may be greater for our company than with other mattress manufacturers.

Competition.    The mattress industry is highly competitive. Our business could be harmed by existing competitive pressures or from one or more new entrants into the market.

        Our Sleep Number beds compete with a number of different types of mattress alternatives, including standard innerspring mattresses, foam mattresses, waterbeds, futons and other air-supported mattress products sold through a variety of channels, including home furnishings stores, specialty mattress stores, department stores, mass merchants, wholesale clubs, telemarketing programs, television infomercials and catalogs. The mattress industry is characterized by a high degree of concentration among the three largest manufacturers of innerspring mattresses with nationally recognized brand names, including Sealy, which also owns the Stearns & Foster brand, Serta and Simmons. Numerous other manufacturers, primarily operating on a regional or niche basis, serve the balance of the mattress market. Tempur-Pedic International, Inc. and other companies compete in the mattress industry with foam mattress products. A number of mattress manufacturers, including Sealy and Simmons, as well as a number of smaller manufacturers, including low-cost foreign manufacturers, have offered air beds that compete with our products.

        We believe that many of our competitors, including in particular the three largest innerspring mattress manufacturers and Tempur-Pedic, have greater financial, marketing and manufacturing resources and better brand name recognition than we do and sell products through broader and more established distribution channels. Our stores and other company-controlled distribution channels compete with other retailers who often provide a wider selection of mattress alternatives than we offer through our channels of distribution, which may place our channels of distribution at a competitive disadvantage. These manufacturing and retailing competitors, or new entrants into the market, may compete aggressively and gain market share with existing and new mattress products, and may pursue or expand their presence in the air bed segment of the market. Some competitors may engage in aggressive advertising strategies that may include false or misleading claims about competitive products and/or our products. Any such competition could inhibit our ability to retain or increase market share, inhibit our ability to maintain or increase prices and reduce our margins, which could harm our sales, profitability and financial condition.

Need for Continuous Product Improvement.    If we are unable to enhance our existing products and develop and market new products that respond to customer needs and achieve market acceptance, we may not be able to regain growth in sales or improvement in profitability.

        One of our growth strategies is to continue to lead our industry in product innovation and sleep expertise by enhancing existing products and by developing and marketing new products that deliver personalized comfort and better sleep. We may not be successful in developing or marketing enhanced or new products that will receive acceptance in the marketplace. Further, the resulting level of sales from any of our enhanced or new products may not justify the costs associated with the development and marketing. Any failure to continue to develop and market enhanced or new products in a cost-effective manner could harm our ability to regain growth in sales or growth in profitability.

Adequacy of Management Information Systems.    In December 2008, we abandoned plans to implement an SAP®-based enterprise-wide information technology architecture. As a result, we are currently enhancing our existing management information systems to support our existing and anticipated business needs and to comply with evolving payment card industry and state and federal regulatory standards applicable to data privacy and security. This project may take longer and may require more resources to implement than anticipated, may cause distraction of key personnel, and may cause disruptions to our business. Any of these outcomes could impair our ability to achieve critical strategic initiatives and could harm our sales, profitability and financial condition.

        We depend upon our management information systems for many aspects of our business. Our current information systems architecture includes some off-the-shelf programs as well as some key software that has been developed by our own programmers, which is not easily modified or integrated with other software and systems and limits the flexibility and scalability of our information systems. Our business will be adversely affected if our management information systems are disrupted or if we are unable to improve, upgrade, integrate or expand our systems to meet business and regulatory requirements. In addition, any failure of our systems and processes to adequately protect customer information from theft or loss could adversely impact our business, reputation, sales, profitability and financial condition.

Risks of Compliance with Governmental Regulations.    We are subject to a wide variety of government regulations. Any failure to comply with any of these regulations could harm our business, reputation, sales, profitability and financial condition. We may be required to incur significant expenses or to modify our operations in order to ensure compliance with these regulations.

        We are subject to a wide variety of government regulations relating to the bedding industry or to various aspects of our business and operations, including without limitation:

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  Regulations relating to the proper labeling of bedding merchandise and other aspects of product handling and sale;

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  State regulations related to the proper labeling and sale of bedding products produced in part from refurbished components;

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  Federal and state flammability standards applicable generally to mattresses and mattress and foundation sets;

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  Federal safety standards applicable to children's products generally, including some mattresses products;

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  Environmental and product safety regulations;

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  Consumer protection and data privacy regulations;

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  Regulations related to marketing and advertising claims;

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  Various federal and state "do not call" or "do not mail" list requirements;

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  Federal, state and foreign labor laws, including but not limited to laws relating to occupational health and safety, employee privacy, wages and hours, overtime pay, harassment and discrimination, equal opportunity, and employee leaves and benefits;

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  Antitrust regulations in the United States and foreign jurisdictions where we distribute our products;

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  Import and export regulations;

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  Federal and state tax laws; and

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  Federal and state securities laws.

        Although we believe that we are in compliance in all material respects with these regulations and have implemented a variety of measures to promote continuing compliance, regulations may change over time and we may be required to incur expenses and/or to modify our operations in order to ensure compliance with these regulations, which could harm our profitability and financial condition. If we are found to be in violation of any of the foregoing laws or regulations, we could become subject to fines, penalties, damages or other sanctions, as well as potential adverse public relations, which could adversely impact our business, reputation, sales, profitability and financial condition.

Risks of Compliance with Flammability Standards.    All mattresses and mattress and foundation sets, including ours, became subject to new federal flammability standards and related regulations in July 2007. Compliance with these regulations has increased our product costs, has required modifications to our systems and operations and may increase the risk of disruptions to our business due to ongoing testing to assure compliance or due to regulatory inspections.

        The federal Consumer Product Safety Commission adopted new flammability standards and related regulations which became effective nationwide in July 2007 for mattresses and mattress and foundation sets. Compliance with these requirements has resulted in higher materials and manufacturing costs for our products, and has required modifications to our information systems and business operations, further increasing our costs. To the extent we are unable to offset increased costs through value engineering and similar initiatives, or through price increases, our profitability may be adversely impacted. If we choose to increase prices to offset the increased costs, our unit sales volumes could be adversely impacted.

        Compliance also requires more complicated manufacturing processes, which may reduce our manufacturing capacity and may require us to expand our manufacturing capacity sooner than otherwise anticipated.

        These regulations require manufacturers to implement quality assurance programs and encourage manufacturers to conduct random testing of products. These regulations also require maintenance and retention of compliance documentation. These quality assurance and documentation requirements are costly to implement and maintain. If any product testing yields results indicating that any of our products may not meet the flammability standard, or if we obtain test results or other evidence that any of our products may fail to meet the standard or that a material or process used in manufacturing could affect the test performance of our product, we may be required to temporarily cease production and distribution and/or to recall products from the field, and we may be subject to fines or penalties, any of which outcomes could harm our business, reputation, sales, profitability and financial condition. We may also face increased risks of disruptions to our business caused by regulatory inspections.

Risks of Compliance with Safety Standards.    All children's products, including some mattresses, are subject to new consumer product safety standards. Compliance with these regulations may increase our product costs and may require modifications to our systems and operations.

        The Consumer Product Safety Improvement Act (CPSIA) establishes new lead and phthalates content standards for certain children's products, including some mattresses. Portions of the CPSIA, including compliance with the component content standards became effective February 10, 2009. The Consumer Product Safety Commission has stayed the enforcement of the testing and certification requirements for the component testing and certification until February 10, 2010. Compliance with these regulations may increase our product costs and may require modifications to our systems and operations.

Risks of Seasonal Influences.    Our business is subject to seasonal influences and a substantial portion of our net sales is often realized in the last month or last few weeks of a quarter, due in part to our promotional schedule and commission structure. As our marketing expenditures are largely based on our expectations of future customer inquiries and net sales, and cannot be adjusted quickly, a failure to meet these expectations may harm our profitability and financial condition.

        Our business is subject to some seasonal influences, with typically lower sales in the second quarter, and increased sales during selected holiday or promotional periods. Furthermore, a substantial portion of our sales is often realized in the last month or last few weeks of a quarter, due in part to our promotional schedule and commission structure. The level of our marketing and advertising expenses is based, in significant part, on our expectations of future customer inquiries and net sales and cannot be adjusted quickly. If there is a shortfall in expected net sales or in the conversion rate of customer inquiries, we may be unable to adjust our spending in a timely manner and our sales, profitability and financial condition may be harmed.

Product Returns and Warranty Claims.    Significant and unexpected return rates under our 30-night trial period, or significant and unexpected warranty claims under our 20-year limited warranty, could harm our sales, profitability and financial condition.

        Part of our marketing and advertising strategy focuses on providing a 30-night trial in which customers may return their beds and obtain a refund of the purchase price if they are not fully satisfied with our product. Return rates may not remain within acceptable levels. An unexpected increase in return rates could harm our sales, profitability and financial condition. We also provide our customers with a 20-year limited warranty on our beds. We may receive significant and unexpected claims under these warranty obligations that could exceed our warranty reserves. Warranty claims in excess of our warranty reserves could harm our profitability and financial condition.

Exposure to Product Liability Claims.    We may face exposure to product liability claims.

        We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products is alleged to have resulted in personal injury or property damage. In the event that any of our products proves to be defective, we may be required to recall or redesign such products. In 2004 and in 2008, we experienced increased returns and adverse impacts on sales, as well as product liability litigation, as a result of media reports related to the alleged propensity of our products to develop mold. We may experience material increases in returns and material adverse impacts on sales or additional litigation in the event any similar media reports were to occur in the future. We maintain insurance against product liability claims, but such coverage may not continue to be available on terms acceptable to us and may not be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on our business.

Protection of Our Intellectual Property.    If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products.

        We own various U.S. and foreign patents and patent applications related to certain elements of the design and function of our beds and related products. We also own several registered and unregistered trademarks and trademark applications, including in particular our Select Comfort and Sleep Number trademarks, which we believe have significant value and are important to the marketing of our products to customers. In addition to patents and trademarks, we rely upon copyrights, trade secrets and other intellectual property rights and we have implemented several measures to protect our intellectual property and confidential information contained in our products, such as entering into assignment of invention and nondisclosure agreements with certain of our employees. Our ability to compete effectively with other companies depends, to a significant extent, upon our ability to maintain the proprietary nature of our owned intellectual property and confidential information. Our intellectual property rights may not provide substantial protection against infringement or piracy and may be circumvented by our competitors. Our protective measures may not protect our intellectual property rights or confidential information or prevent our competitors from developing and marketing products that are similar to or competitive with our beds or other products. In addition, the laws of some foreign countries may not protect our intellectual property rights and confidential information to the same extent as the laws of the United States. If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology or trademarks in connection with competitive products, which could adversely affect our sales, profitability and financial condition.

        Intellectual property litigation, which could result in substantial costs to us and the diversion of significant time and effort by our executive management, may be necessary to enforce our patents and trademarks and to protect our trade secrets and proprietary technology. We may not have the financial resources necessary to enforce or defend our intellectual property rights.

        We are not aware of any material intellectual property infringement or invalidity claims that may be asserted against us, however, it is possible that third parties, including competitors, may successfully assert such claims. The cost of defending such claims, or any resulting liability, or any failure to obtain necessary licenses on reasonable terms, may adversely impact our sales, profitability and financial condition.

Dependence on Management and Other Key Employees.    The loss of the services of any members of our executive management team could adversely impact our ability to execute our business strategy and growth initiatives and could harm our business.

        We are currently dependent upon the continued services, ability and experience of our executive management team, particularly William R. McLaughlin, our Chief Executive Officer. The loss of the services of Mr. McLaughlin or any other member of our executive management team could have an adverse effect on our ability to execute our business strategy and growth initiatives and on our sales, profitability and financial condition. We do not maintain any key person life insurance on any members of our executive management team. Our future growth and success will also depend upon our ability to attract, retain, and motivate other qualified personnel.

Risks of International Distribution.    Through relationships with other parties, we distribute products in Canada and Australia, which presents some additional risks to our business.

        To date, the vast majority of our sales have been made in the U.S. and we have sold only very minimal quantities of products in foreign jurisdictions. In late 2005 we began to distribute our products in Canada through an independent retailer. In late 2007 we entered into relationships with an Australian-based manufacturer and an Australian-based retailer to begin distribution of Sleep Number beds in Australia and New Zealand. Our lack of experience in international distribution presents some risks to our business, including without limitation the need to build awareness of our products and brand in new markets, the need to gain market acceptance for new products that represent a significant departure from traditional bedding products, logistical and systems complexities, different levels of protection of our intellectual property, language and cultural differences, the need to comply with additional and different regulatory requirements, foreign currency exchange risks, and political instability.

        Although several members of our senior management team have significant experience in international distribution of consumer goods, as a company our experience in this area is limited. The current economic environment and its impact on our business has limited our ability to invest in our international infrastructure, which may adversely impact the sales and profitability of our international operations, as well as the timing of additional international expansion. If we are unable to achieve consumer awareness and market acceptance for our products in foreign jurisdictions, we may not be able to achieve sufficient sales and profitability in our international operations to justify the investment.

Risks of Terrorist Attacks.    Additional terrorist attacks in the United States or against U.S. targets, or acts of war or threats of war or the escalation of current hostilities involving the United States or its allies could adversely impact our sales, profitability, financial condition or stock price in unpredictable ways.

        Additional terrorist attacks in the United States or against U.S. targets, or acts of war or threats of war or the escalation of current hostilities involving the United States or its allies, or military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may adversely impact our operations, including, but not limited to, causing delays or losses in the delivery of merchandise to us and decreased sales of our products. These events could cause an increase in oil or other commodity prices, which could adversely affect our materials or transportation costs, including the costs of delivery of our products to customers. More generally, any of these events could adversely impact consumer confidence and spending or result in increased volatility in the U.S. and worldwide financial markets. These events also could cause, or deepen and prolong, an economic recession in the United States or abroad. Any of these occurrences could have an adverse impact on our sales, profitability and financial condition, and may result in volatility of our stock price.

Risks of Pandemic.    An outbreak of H1N1 (Swine Flu), Avian Flu or a pandemic, or the threat of a pandemic, may adversely impact our ability to produce and deliver our products or may adversely impact consumer demand.

        Concern has grown recently over the possibility of a significant or global outbreak of H1N1 (swine flu), avian flu or a similar pandemic. A significant outbreak of H1N1 (swine flu), avian flu, or a similar pandemic, or even a perceived threat of such an outbreak, could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver products, which could result in a loss of sales and adversely impact on our profitability and financial condition. Similarly, such events could adversely impact consumer confidence and consumer demand generally, which could adversely impact our sales, profitability and financial condition.

Risks Related to the Common Shares

Price Fluctuations.    The price of our common stock historically has experienced significant price fluctuations, which may make it difficult for you to resell the common stock.

        The market price of our common stock historically has experienced and may continue to experience significant price fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to, variations in our annual or quarterly financial results; changes by financial research analysts in their estimates of our earnings or the earnings of our customers or competitors; and conditions in the economy in general or the mattress industry in particular, including increased competitive or pricing pressures in our industry.

NASDAQ Listing Requirements.    Failure to satisfy NASDAQ Global Select Market listing requirements may result in our common stock being removed from listing on the NASDAQ Global Select Market.

        Our common stock is currently listed on the NASDAQ Global Select Market under the symbol "SCSS." For continued inclusion on the NASDAQ Global Select Market, we must generally maintain, among other requirements, either (a) shareholders' equity of at least $10 million, a minimum closing bid price of $1.00 per share and a market value of our public float of at least $5 million; or (b) market capitalization of at least $50 million, a minimum closing bid price of $1.00 per share and a market value of our public float of at least $15 million. Though we currently meet these requirements, we did not fully meet these requirements earlier in 2009. If we fail to meet these requirements for at least 30 consecutive trading days at any time in the future, our common stock could be at risk of being removed from listing on the NASDAQ Global Select Market. If our common stock were removed from listing on the NASDAQ Global Select Market, our common stock may be transferred to the NASDAQ Capital Market if we satisfy the listing criteria for the NASDAQ Capital Market, or trading of our common stock may be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock, which may make it more difficult for shareholders to dispose of, or to obtain accurate quotations for the price of, our common stock. Removal of our common stock from listing on the NASDAQ Global Select Market may also make it more difficult for us to raise capital through the sale of our securities.

Dilution.    If additional financing is required, you may suffer dilution of your investment. We are seeking to raise additional capital through the issuance of equity securities, which may result in dilution to existing shareholders.

        Our Amended and Restated Credit Agreement requires us to raise a minimum of an additional $15 million in gross proceeds to the company through the sale of equity securities by March 31, 2010. Beyond the requirements of the Amended and Restated Credit Agreement, we may require additional capital to provide adequate liquidity to operate our business, respond to competitive pressures or take advantage of unanticipated opportunities. Our ability to obtain such capital, and the terms under which we may be able to obtain such capital, will depend in part upon prevailing capital market conditions, as well as the performance of our business. If additional capital is raised through the issuance of shares of our common stock or other equity securities, you may suffer additional dilution.

Presence of Large Shareholders.    A limited number of shareholders control a significant amount of the voting power of our common stock.

        As of October 19, 2009, the four largest beneficial owners of our common stock, including Sterling, had beneficial ownership of approximately 40% of our common stock. As a result, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors, any amendments to our articles of incorporation and significant corporate transactions. These shareholders may exercise this influence even if they are opposed by our other shareholders. Without the consent or approval of these shareholders, we could be prevented from entering into transactions (including the acquisition of our company by third parties) that may be viewed as beneficial to us or our other shareholders. In addition, this significant concentration of stock ownership may adversely affect the trading price of our common stock if investors perceive disadvantages in owning stock in a company with significant minority shareholders.

Sales of Common Stock.    Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus and under other registration statements, could lower our stock price and impair our ability to raise funds in new stock offerings.

        If our shareholders sell substantial amounts of our common shares, the market price of our common shares could decrease. We have 48,088,705 common shares outstanding as of November 16, 2009. In addition, we may sell additional common shares in subsequent offerings. On November 13, 2009, we issued 2,500,000 common shares, as well as warrants to purchase 2,000,000 common shares, to Sterling. As a result, as of November 16, 2009, Sterling beneficially owned approximately 9.0% of our common shares. Under this registration statement, we are registering the resale of the common shares, including the common shares underlying the warrants, issued to Sterling.

        We cannot predict the size of future issuances of common shares or the effect, if any, that future issuances and sales of common shares, including the shares offered under this registration statement, other registration statements, and shares available for resale under Rule 144 under the Securities Act, or the perception that such sales could occur, may have on the market price of our common shares or our ability to raise additional capital through the sale of equity securities. With any additional issuance of common shares, investors will suffer dilution and we may experience dilution in our earnings per share.

Limitations of Charter Provisions and Applicable Law.    Our charter and corporate documents and Minnesota law make a takeover of our company more difficult and expensive, which may prevent certain changes in control and limit the market price of our common stock.

        Our charter and corporate documents and Minnesota law make a takeover of our company more difficult and expensive, which may prevent certain changes in control and limit the market price of our common stock. Our charter, bylaws, certain corporate documents and sections 671 and 673 of the Minnesota Business Corporation Act contain provisions that might enable our management to resist a takeover of our company. Provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage, delay or prevent a merger or acquisition involving us that our shareholders may consider favorable. For example, our amended and restated articles of incorporation authorize five million undesignated shares. Without shareholder approval, our board of directors has the authority to create a class or series of shares from the undesignated shares and to set the terms of the class or series, including voting and dividend rights. With these rights, it could be more difficult for a third party to acquire us. In addition, our amended and restated articles of incorporation provide for a staggered board of directors, with directors serving for three-year terms, with approximately one-third of the directors coming up for re-election each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in any acquisition of us that is not favored by our board of directors. In addition, we have entered into change in control agreements with certain of our executive officers which entitle these officers to certain benefits if they are terminated in connection with a change in control of our company. The existence of these provisions could discourage or prevent a change in control of our company, could make a change in control of our company more difficult and expensive and could limit the price that investors might be willing to pay in the future for shares of our common stock.

Lack of Dividend Income.    We do not intend to declare dividends on our stock after this offering.

        We currently intend to retain all of our future earnings, if any, to repay any existing liabilities and to finance the expansion and growth of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness, plans for expansion, restrictions imposed by our lenders, if any, and other factors deemed relevant by our board of directors. Currently, our Amended and Restated Credit Agreement restricts us from paying cash dividends, except under certain circumstances. Therefore, you should not expect to receive dividend income from shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in or incorporated by reference into this prospectus are not statements of historical fact may be deemed to be forward-looking statements, including but not limited to projections of revenues, results of operations, financial condition or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions, prospects or performance; statements of belief and any statement or assumptions underlying any of the foregoing. We try to identify forward-looking statements in this report and elsewhere by using words such as "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "plan," "project," "predict," "intend," "potential," "continue" or the negative of these or similar terms.

        Our forward-looking statements speak only as of the date made and by their nature involve substantial risks and uncertainties, including, among others, such factors as our ability to fund our operations through cash flow from operations or availability under our bank line of credit or other sources, and the cost of credit or other capital resources necessary to finance operations; the risk of non-compliance with financial covenants under our bank line of credit and the risk that we may not be successful in obtaining continuing waivers or other financial accommodations from our lenders should they become necessary; the potential need to obtain additional capital through the issuance of debt or equity securities, which may significantly increase our costs or dilute our existing shareholders, and the risk that we may not be successful in obtaining additional capital that may be needed; current general and industry economic trends; consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; consumer acceptance of our products, product quality, innovation and brand image; availability of attractive and cost-effective consumer credit options; execution of our retail store distribution strategy, including our ability to cost-effectively close under-performing store locations; our dependence on significant suppliers, and our ability to maintain relationships with key suppliers, including several-sole source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; industry competition; our ability to continue to improve our product line; warranty expenses; risks of pending and potentially unforeseen litigation; increasing government regulations, including new flammability standards for the bedding industry and new safety standards for consumer products, which have or will add product cost pressures and have or will require implementation of systems and manufacturing process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and evolving regulatory standards applicable to data privacy and security; our ability to attract and retain senior leadership and other key employees, including qualified sales professionals; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events. We refer you to the section entitled "Risk Factors" included elsewhere in this prospectus and in the accompanying prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus. Our actual results may differ materially depending on a variety of factors and these risks and uncertainties are not exclusive. Further information concerning the company and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time, including factors that we may consider immaterial or do not anticipate at this time.

        We wish to caution readers not to place undue reliance on any forward-looking statement and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our Annual Report on Form 10-K, in our quarterly reports on Form 10-Q, and current reports on Form 8-K that we file with or furnish to the Securities and Exchange Commission.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

        The selling shareholder will pay any underwriting discounts and commissions incurred by the selling shareholder. We will reimburse the selling shareholder for up to $50,000 of expenses incurred by it for legal services in connection with registrations, filings and qualifications relating to the shares. We will bear all other costs, fees and expenses incurred by us in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDER

        On October 2, 2009, we entered into a Securities Purchase Agreement with the selling shareholder named below pursuant to which we agreed to sell an aggregate of 2,500,000 shares of our common stock, along with warrants to purchase an additional aggregate 2,000,000 shares of our common stock. The warrants are immediately exercisable and expire on November 13, 2014.

        On November 13, 2009, we closed on the sale to the selling shareholder of shares of common stock and warrants to purchase shares of common stock under the Securities Purchase Agreement. We received aggregate gross proceeds of $10 million in connection with the sale of the shares and warrants to Sterling, before deduction of transaction expenses. This prospectus covers, among other things, the offer and sale by the selling shareholder listed below of up to 4,500,000 shares of common stock, including the shares issued to the selling shareholder pursuant to the Securities Purchase Agreement and the shares issuable to the selling shareholder upon exercise of the warrants.

        We are registering the above-referenced shares to permit the selling shareholder to resell the shares in the manner contemplated under the "Plan of Distribution."

        The selling shareholder may sell some, all or none of their shares. We do not know how long the selling shareholder will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the shares other than the Securities Purchase Agreement, the Registration Rights Agreement and the warrants. The shares offered by this prospectus may be offered from time to time by the selling shareholder.

        The following table sets forth the name of the selling shareholder, the number of shares owned by the selling shareholder, the number of shares that may be offered under this prospectus by the selling shareholder and the number of shares of our common stock to be owned by the selling shareholder after this offering is completed, assuming that all offered shares are sold as contemplated herein. The number of shares in the column "Number of Common Shares Registered for Sale Hereby" represents all of the shares that such selling shareholder may offer under this prospectus. Except as otherwise disclosed in this prospectus (or as disclosed in any document incorporated by reference) including information incorporated herein by reference, the selling shareholder has no, and within the past three fiscal years has not had, any position, office or other material relationship with us.

        Ownership is based upon information provided by the selling shareholder and a Schedule 13G filed with the SEC by the selling shareholder. The percentages of shares owned after the offering are based on 48,088,075 shares of our common stock outstanding as of November 16, 2009. In computing the number of shares beneficially owned by, and the percentage ownership of, the selling shareholder, all of the 2,000,000 shares of our common stock issuable upon exercise of the warrants are considered outstanding.

        The selling shareholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling shareholder may change over time. Information regarding the selling shareholder may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

	Number of Common Shares Beneficially Owned Prior to the Offering		Number of Common Shares Registered for Sale Hereby	Number of Common Shares Beneficially Owned After the Offering
Name of Selling Shareholder	Number	Percentage	Number	Number	Percentage
Sterling SC Investor, LLC(1)(2)	4,500,000	9.0%	4,500,000	—	—

(1)
Sterling Fund Management, LLC, a Delaware limited liability company ("SFM"), serves as the managing member of Sterling SC Investor, LLC and may be deemed to share beneficial ownership of the shares beneficially owned by Sterling SC Investor, LLC. Douglas C. Becker, Eric D. Becker, Michael G. Bronfein, R. Christopher Hoehn-Saric, Steven M. Taslitz and Merrick M. Elfman control SFM and may be deemed to share beneficial ownership of the shares beneficially owned by SFM and Sterling SC Investor, LLC. Sterling SC Investor, LLC has advised us that it is not a registered broker-dealer nor an affiliate of a registered broker-dealer.

(2)
Sterling SC Investor, LLC is a Delaware series limited liability company (series LLC). Of the 4,500,000 shares of common stock beneficially owned by Sterling SC Investor, LLC and registered for sale by this registration statement, Sterling SC Investor, LLC—Series I holds 1,250,000 shares of common stock and a warrant issued pursuant to the Securities Purchase Agreement representing the right to purchase 1,000,000 shares of common stock, and Sterling SC Investor, LLC—Series II holds 1,250,000 shares of common stock and a warrant issued pursuant to the Securities Purchase Agreement representing the right to purchase 1,000,000 shares of common stock.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock issued, and the shares of common stock issuable upon exercise of the warrants, to the selling shareholder to permit the resale of these shares of common stock by the selling shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

        The selling shareholder may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling shareholder will be responsible for any discounts, concessions or commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholder may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether such options are listed on an option exchange or otherwise;

  •
  the distribution of the shares by the selling shareholder to its partners, members or stockholders;

  •
  through one or more underwritten offerings on a firm commitment or best efforts basis;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of those provisions.

        Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. If the selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved to the extent permitted by applicable law).

        In connection with sales of the shares of common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholder may also sell shares of common stock short, and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling shareholder may deliver shares of common stock covered by this prospectus to close out the short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholder have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

        The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholder also may transfer or donate the shares of common stock in a gift, distribution or other non-sale related transfer, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. If any of the shares of common stock offered for sale pursuant to this prospectus are sold other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

        The selling shareholder and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We know of no existing arrangements between the selling shareholder and any broker-dealer or other agent relating to the sale or distribution of the shares of common stock. We have not engaged any broker-dealer or agent in connection with the distribution of the shares of common stock.

        The selling shareholder has informed the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer and, at the time it entered into the Securities Purchase Agreement providing for the purchase of the shares and the warrants from us, did not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon the Company being notified in writing by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        At any time a particular offer of the shares of common stock is made by the selling shareholder, we will file a revised prospectus or prospectus supplement, if required. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. Pursuant to the Registration Rights Agreement, we may suspend the sale of shares by the selling shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

        The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        There can be no assurance that the selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

        We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws. The selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it in excess of $50,000. We will indemnify the selling shareholder against certain liabilities, including liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

EXPERTS

        The consolidated financial statements and financial statement schedule of Select Comfort Corporation and subsidiaries as of January 3, 2009 and December 29, 2007, and for each of the fiscal years in the three-year period ended January 3, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of January 3, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the January 3, 2009 consolidated financial statements contains an explanatory paragraph that states that the Company's losses from operations and inability to generate sufficient cash flow to meet obligations and sustain operations raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of our articles of incorporation, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information can be read and copied at:

    SEC Public Reference Room
    100 F Street NE
    Washington, D.C. 20549

        Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC's home page at http://www.sec.gov.

        Our corporate Internet Web site is http://www.selectcomfort.com. Through a link to a third-party content provider, our corporate Web site provides free access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronic filing with the SEC. These documents are posted on our Web site at http://www.selectcomfort.com—select the "About Select Comfort" link and then the "SEC Filings" link. The information contained on our Web site or connected to our Web site is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

        We also make available, free of charge on our Web site, the charters of the Audit Committee, Management Development and Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee, as well as the Corporate Governance Principles, Code of Business Conduct and Stock Ownership Guidelines. These documents are posted on our Web site at http://www.selectcomfort.com—select the "About Select Comfort" link and then the "Corporate Governance" link.

        Copies of any of the above referenced information will also be made available, free of charge, upon written request to:

    Select Comfort Corporation
    Investor Relations Department
    9800 59th Avenue North
    Plymouth, Minnesota 55442

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, until the termination of the offering. The documents we have incorporated by reference are:

  •
  Annual Report on Form 10-K for the year ended January 3, 2009;

  •
  Annual Report on Form 10-K/A for the year ended January 3, 2009, filed with SEC on May 4, 2009;

  •
  Definitive Proxy Statement on Schedule 14A filed with the SEC on November 2, 2009;

  •
  Quarterly Reports on Form 10-Q for the quarters ended April 4, 2009, July 4, 2009, and October 3, 2009;

  •
  Current Reports on Form 8-K filed on January 8, 2009, January 22, 2009, February 5, 2009, March 2, 2009, April 3, 2009, April 23, 2009, May 14, 2009, May 26, 2009, August 11, 2009, August 20, 2009, August 21, 2009, September 3, 2009, September 8, 2009, September 9, 2009, September 18, 2009, September 24, 2009, October 1, 2009, October 2, 2009, October 5, 2009, October 16, 2009, October 27, 2009, October 29, 2009 and November 16, 2009; and

  •
  the description of our common stock contained in our registration statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

        Notwithstanding the above, information that is "furnished" to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus or the related registration statement.

        We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephoning: the Company's Secretary at Select Comfort Corporation, 9800 59th Avenue North, Minneapolis, MN 55442, (763) 551-7000.

        You should read the information in this prospectus together with the information in the documents incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PROSPECTUS

SELECT COMFORT CORPORATION

4,500,000 shares
Common Stock

            , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the expenses to be incurred and payable by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$1,276
Selling Shareholder Legal Fees and Expenses	$50,000
Registrant Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$8,000
Transfer Agent Fees	$0
Printing and Engraving	$0
Miscellaneous	$0

*Total	$79,276

Item 15.    Indemnification of Directors and Officers

        We are subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person's performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

        Our Third Restated Articles of Incorporation provide that each of our past and present directors, officers, employees, or agents, and each person who serves or may have served at our request as a director, officer, employee or agent of another corporation or employee benefit plan and their respective heirs, administrators and executors, will be indemnified by us in accordance with, and to the fullest extent permissible under, the provisions of Chapter 302A of the Minnesota Statutes, as amended.

        Our Restated Bylaws provide that the indemnification will cover all expenses incurred by an indemnified person, including attorneys' fees and other expenses of litigation and all liabilities and losses incurred by the indemnified person in connection with a proceeding in which they are made a party, threatened to be made a party to, or is involved in or called as a witness because the indemnified person is our director, officer or representative. If authorized by our board of directors, we will pay for reimbursable expenses in advance of the final disposition of a proceeding if we receive an undertaking from the indemnified party that such person will repay the amount advanced if it is ultimately determined that the person is not entitled to be indemnified by us.

        In the event that a claim for indemnification against these liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of its appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.    Exhibits

        The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
3.1	Third Restated Articles of Incorporation of the Company, as amended(1)
3.2	Articles of Amendment to Third Restated Articles of Incorporation of the Company(2)
3.3	Restated Bylaws of Select Comfort Corporation(3)
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP**
10.1	Registration Rights Agreement, dated October 2, 2009, by and among Select Comfort Corporation and Sterling SC Investor, LLC(4)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm**
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1)

**
Filed herewith.

(1)
Incorporated by reference to Exhibit 3.1, contained in Select Comfort's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (File No. 0-25121).

(2)
Incorporated by reference to Exhibit 3.1, contained in Select Comfort's Current Report on Form 8-K, filed May 16, 2006 (File No. 0-25121).

(3)
Incorporated by reference to Exhibit 3.1, contained in Select Comfort's Current Report on Form 8-K, filed May 21, 2007 (File No. 0-25121).

(4)
Incorporated by reference to Exhibit 10.4, contained in Select Comfort's Current Report on Form 8-K, filed October 5, 2009 (File No. 0-25121).

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that:

  paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)  If the registrant is relying on Rule 430B:

      (A)
      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B)
      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

           (ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on November 20, 2009.

Select Comfort Corporation
By:	/s/ WILLIAM R. MCLAUGHLIN President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ JAMES C. RAABE Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on November 20, 2009.

Signature	Title	Date

/s/ WILLIAM R. MCLAUGHLIN William R. McLaughlin	President and Chief Executive Officer	November 20, 2009
/s/ JAMES C. RAABE James C. Raabe	Senior Vice President and Chief Financial Officer	November 20, 2009
/s/ THOMAS J. ALBANI Thomas J. Albani	Director	November 20, 2009
Christine M. Day	Director	November 20, 2009
/s/ STEPHEN L. GULIS, JR. Stephen L. Gulis, Jr.	Director	November 20, 2009
/s/ CHRISTOPHER P. KIRCHEN Christopher P. Kirchen	Director	November 20, 2009
/s/ DAVID T. KOLLAT David T. Kollat	Director	November 20, 2009

Signature	Title	Date

/s/ BRENDA J. LAUDERBACK Brenda J. Lauderback	Director	November 20, 2009
/s/ MICHAEL A. PEEL Michael A. Peel	Director	November 20, 2009
/s/ ERVIN R. SHAMES Ervin R. Shames	Director	November 20, 2009
/s/ JEAN-MICHEL VALETTE Jean-Michel Valette	Director	November 20, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Third Restated Articles of Incorporation of the Company, as amended(1)
3.2	Articles of Amendment to Third Restated Articles of Incorporation of the Company(2)
3.3	Restated Bylaws of Select Comfort Corporation(3)
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP**
10.1	Registration Rights Agreement, dated October 2, 2009, by and among Select Comfort Corporation and Sterling SC Investor, LLC(4)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm**
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1)

**
Filed herewith.

(1)
Incorporated by reference to Exhibit 3.1, contained in Select Comfort's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (File No. 0-25121).

(2)
Incorporated by reference to Exhibit 3.1, contained in Select Comfort's Current Report on Form 8-K, filed May 16, 2006 (File No. 0-25121).

(3)
Incorporated by reference to Exhibit 3.1, contained in Select Comfort's Current Report on Form 8-K, filed May 21, 2007 (File No. 0-25121).

(4)
Incorporated by reference to Exhibit 10.4, contained in Select Comfort's Current Report on Form 8-K, filed October 5, 2009 (File No. 0-25121).